Exhibit 10.01

SECOND AMENDMENT TO
EXECUTIVE SEVERANCE AGREEMENT

This Amendment (the “Amendment”) is made as of August 31, 2009 (the “Effective Date”), between U.S. Concrete, Inc., a Delaware corporation (“U.S. Concrete”) and Terry Green (“Executive”).

WHEREAS, U.S. Concrete and Executive entered into an Executive Severance Agreement dated as of July 31, 2007, as amended (collectively, the “Agreement”), and desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good, valuable and sufficient consideration, the parties hereto agree as follows:

1.           Interim Dallas/Ft. Worth General Manager.

(a.)           U.S. Concrete and Executive mutually agree that Executive will immediately take over as the interim General Manager of U.S. Concrete’s Dallas/Ft. Worth operations (the “Interim Period”). The Interim Period shall terminate upon the earlier of: (a) U.S. Concrete providing Executive with notice of termination of the Interim Period; and (b) July 1, 2010, which may be extended upon the mutual consent of both parties.

(b.)           During the Interim Period, Executive’s current Monthly Base Salary and benefits will remain unchanged. Executive will receive an $800.00 per month per diem to cover expenses while living in the Dallas/Ft. Worth Metroplex on this temporary assignment.

(c.)           During the Interim Period, Executive’s (i) principal place of employment will be Dallas, Texas, (ii) interim title will be “Vice President and General Manager – Redi-Mix, LLC,” (iii) primary authority, duties and responsibilities will be those commensurate with the Dallas/Ft. Worth General Manager, including responsibility for U.S. Concrete’s Oklahoma operations and (iv) secondary authority, duties and responsibilities will be to continue to support U.S. Concrete’s Chief Executive Officer on a national basis with respect to various equipment and capital expenditure matters, maintenance and TMT development, Command/Alkon Systems and oversight of the Director of Supply Chain in Houston, Texas.

(d.)           U.S. Concrete and Executive mutually agree that the changes to Executive’s employment terms in this Section 1 shall not constitute “Good Cause” for termination by Executive pursuant to Section 1.2.a. of the Agreement.

2.           Equipment Manager. Immediately upon termination of the Interim Period, Executive shall assume a role with U.S. Concrete as the Equipment Manager (the “Equipment Manager Period”). The Equipment Manager Period shall terminate on the twelve (12) month anniversary of the termination of the Interim Period; provided, however, upon the mutual written agreement of U.S. Concrete and Executive, the Equipment Manager Period may be extended for periods up to twelve (12) months.  During the Equipment Manager Period, Executive’s Monthly Base Salary, position and principal place of employment will change as set forth on Schedule 1 hereto, and his authority, duties and responsibilities will be to support U.S. Concrete’s Chief Executive Officer on a national basis with respect to managing equipment, capital expenditure matters, maintenance and TMT development and environmental programs (collectively, the “Equipment Manager Changes”).  U.S. Concrete and Executive mutually agree that the Equipment Manager Changes shall not constitute “Good Cause” for termination by Executive pursuant to Section 1.2.a. of the Agreement.

3.           Change in Control Payment.  Section 1.3(i) of the Agreement shall be deleted in its entirety and replaced with the following:

“(i) a lump-sum payment in cash (payable on the termination date) equal to the sum of:

(a)           (I) if the termination date is prior to the expiration of the initial twelve (12) month period of the Equipment Manager Period, then Executive’s Monthly Base Salary in effect on last day of the Interim Period multiplied by 12, or (II) if the Equipment Manager Period has been extended by the mutual written consent of U.S. Concrete and Executive, and the termination date is during such renewal term, then Executive’s Monthly Base Salary in effect on the termination date multiplied by 12; and

(b)           (I) if the termination date is prior to the expiration of the initial twelve (12) month period of the Equipment Manager Period, then the amount of Executive’s full target bonus for such bonus year calculated on the basis of Executive’s Monthly Base Salary and Executive’s grade level in effect on last day of the Interim Period, or (II) if the Equipment Manager Period has been extended by the mutual written consent of U.S. Concrete and Executive, and the termination date is during such renewal term, then the amount of Executive’s full target bonus for such bonus year calculated on the basis of Executive’s Monthly Base Salary and Executive’s grade level in effect on the termination date; and

 (c)           multiplying the sum of (a) and (b) by the Change in control multiplier described on Exhibit “A”;”

4.           Exhibit A.  Upon termination of the Interim Period, Exhibit A to the Agreement shall be deleted in its entirety and replaced with the Exhibit A attached hereto as Schedule 1.

5.           Retirement. Executive hereby provides notice under Section 1.2.b of the Agreement that he retires from U.S. Concrete upon the termination of the Equipment Manager Period.

6.           Ratification.  The parties ratify the Agreement, as amended hereby, and confirm that the Agreement, as amended hereby, remains in full force and effect.

7.           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall b deemed to be one instrument.

IN WITNESS WHEREOF, U.S. Concrete and Executive have caused this Amendment to be executed by their duly authorized officers as of the Effective Date.

U.S. Concrete, Inc.

By: /s/ Michael W. Harlan	/s/ Terry Green
Name: Michael W. Harlan	Terry Green
Title: President and CEO

Schedule 1

Exhibit “A” to Employment Agreement Between
The Company  And Terry Green

Position:	Equipment Manager (Grade level 16)
Location:	6085 S. Royal Drive Homosassa, Florida 34448
Geographic Region of Responsibility:
During Executive’s employment with the Company, within 75 miles of any plant or other operating facility in which the Company is then engaged in business.
Upon termination of Executive’s employment with the Company,  within 75 miles of any plant or other operating facility in which the Company was engaged in business on the date immediately prior to Executive’s termination.

Change in control multiplier:	2.5
Period of Post-Employment Non-Competition Obligations:
One year from the date of termination if Executive’s employment is terminated for Cause under Section 1.1.a.  If Executive’s employment is terminated under Sections 1.1.b., 1.1.c., 1.2.a. or 1.3 and Executive receives any severance benefits or Change in Control benefits, then the Period of Post-Employment Non-Competition Obligations shall be the period of time equal to the number of months of Monthly Base Salary upon which severance benefits or Change in Control benefits were determined.  If Executive’s employment is terminated under Section 1.2.b., then the Period of Post-Employment Non-Competition Obligations shall be one year from the date of termination.  If Executive’s employment is terminated under any other section of this Agreement, there shall be no Period of Post-Employment Non-Competition Obligations.

Monthly Base Salary:	$11,250 or such higher rate as may be determined by the Company from time to time
Annual Paid Vacation:	Four weeks

Terry Green (“Executive”) By: /s/ Terry Green Date: August 31, 2009	U.S. Concrete, Inc. (the “Company”) By: /s/ Michael W. Harlan Printed Name: Michael W. Harlan Title: President and Chief Executive Officer Date: August 31, 2009